AMENDED ADVISORY FEE SCHEDULE

The Advisory Fee Schedule in paragraph 4 of the Advisory Agreement is amended as follows:

ADVISORY FEE SCHEDULE FOR THE ICON SECTOR FUNDS

FUND	MONTHLY FEE RATE
ICON Natural Resources Fund	1/12 of 1.00%
ICON Consumer Discretionary Fund	1/12 of 1.00%
ICON Energy Fund	1/12 of 1.00%
ICON Financial Fund	1/12 of 1.00%
ICON Healthcare Fund	1/12 of 1.00%
ICON Consumer Staples Fund	1/12 of 1.00%
ICON Information Technology Fund	1/12 of 1.00%
ICON Utilities Fund	1/12 of 1.00%
ICON Industrials Fund	1/12 of 1.00%
ICON Emerging Markets Fund	1/12 of 1.00%
ICON International Equity Fund	1/12 of 1.00%

ICON Risk-Managed Balanced Fund	1/12 of 0.75%
ICON Long/Short Fund	1/12 of 0.85%
ICON Fund	1/12 of 0.75%
ICON Equity Income Fund	1/12 of 0.75%
ICON Opportunities Fund	1/12 of 0.75%
ICON Bond Fund	1/12 of 0.60%

Notwithstanding the above schedule, the following breakpoints shall apply to all ICON Sector Funds:

1.00% of the first $500 million

0.950% on the next $250 million

0.925% on the next $750 million

0.900% on the next $3.5 billion

0.875% on assets over $5 billion

Dated this 15th day of October, 2015 and Effective January 22, 2016.

ICON FUNDS	ICON Advisers, Inc.

By:	By: